The information in this preliminary pricing supplement is not complete and may be changed.  This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated April 24, 2020

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-236659 and 333-236659-01 Dated April , 2020

JPMorgan Chase Financial Company LLC Trigger In-Digital Notes

Linked to the lesser performing of the Dow Jones Industrial AverageTM and the NASDAQ-100 Index® due on or about June 28, 2021

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Trigger In-Digital Notes, which we refer to as the “Notes,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the performance of the lesser performing of the Dow Jones Industrial AverageTM and the NASDAQ-100 Index® (each an “Underlying” and together the “Underlyings”).  If the Final Value of each Underlying is greater than or equal to its Digital Barrier (which is equal to its Downside Threshold), JPMorgan Financial will repay your principal amount at maturity and pay a return equal to the Digital Return of at least 14.85%, which will be finalized on the Trade Date and provided in the pricing supplement.  However, if the Final Value of either Underlying is less than its Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Underlying with the lower Underlying Return (the “Lesser Performing Underlying”).  In this case, you will have full downside exposure to the Lesser Performing Underlying from the Initial Value to the Final Value and could lose all of your principal amount.  Investing in the Notes involves significant risks.  You may lose some or all of your principal amount.  You will not receive dividends or other distributions paid on any stocks included in the Underlyings, and the Notes will not pay interest.  The contingent repayment of principal and the Digital Return apply only if you hold the Notes to maturity.  Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes.  If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features
❑	Digital Return Feature — If each Underlying does not close below its Digital Barrier (which is equal to its Downside Threshold) on the Final Valuation Date, JPMorgan Financial will repay your principal amount at maturity and pay a return equal to the Digital Return, regardless of any appreciation of either Underlying. However, if the Final Value of either Underlying is less than its Downside Threshold, investors will be exposed to the negative Lesser Performing Underlying Return at maturity.
❑	Downside Exposure — If the Final Value of either Underlying is less than its Downside Threshold (which is equal to its Digital Barrier), JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Lesser Performing Underlying Return. You may lose some or all of your principal. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.
Key Dates
Trade Date[1]	April 24, 2020
Original Issue Date (Settlement Date)[1]	April 28, 2020
Final Valuation Date[2]	June 23, 2021
Maturity Date[2]	June 28, 2021
1	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Notes remains the same. The Initial Value of each Underlying is the closing level of that Underlying on April 23, 2020 and is not the closing level of that Underlying on the Trade Date.
2	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LESSER PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering

We are offering Trigger In-Digital Notes linked to the lesser performing of the Dow Jones Industrial AverageTM and the NASDAQ-100 Index®.  The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.  The Digital Return will be finalized on the Trade Date and provided in the pricing supplement.  The actual Digital Return is expected to be, but will not be less than, the minimum Digital Return listed below, but you should be willing to invest in the Notes if the Digital Return were set equal to that minimum Digital Return.

Underlying	Digital Return	Initial Value*	Digital Barrier**	Downside Threshold**	CUSIP	ISIN
Dow Jones Industrial AverageTM (Bloomberg Ticker: INDU)	At least 14.85%	23,515.26	16,460.68, which is 70% of the Initial Value	16,460.68, which is 70% of the Initial Value	48132L806	US48132L8063
NASDAQ-100 Index® (Bloomberg Ticker: NDX)		8,641.497	6,049.048, which is 70% of the Initial Value	6,049.048, which is 70% of the Initial Value

*   The Initial Value of each Underlying is the closing level of that Underlying on April 23, 2020 and is not the closing level of that Underlying on the Trade Date.

**Rounded to two decimal places for the Dow Jones Industrial AverageTM and rounded to three decimal places for the NASDAQ-100 Index®

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 8, 2020, product supplement no. UBS-1-I dated April 8, 2020, underlying supplement no. 1-I dated April 8, 2020 and this pricing supplement.  The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the lesser performing of the Dow Jones Industrial AverageTM and the NASDAQ-100 Index®		$10		$0.075		$9.925

1	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
2	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.075 per $10 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Notes priced today and assuming a Digital Return equal to the minimum Digital Return listed above, the estimated value of the Notes would be approximately $9.74 per $10 principal amount Note.  The estimated value of the Notes, when the terms of the Notes are set, will be provided in the pricing supplement and will not be less than $9.20 per $10 principal amount Note.  See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these Notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007231/crt-dp125060_424b2.pdf
t	Underlying supplement no. 1-I dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007221/crt-dp125705_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.  As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, each of the Dow Jones Industrial AverageTM and the NASDAQ-100 Index® is an “Index.”

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t    You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

t    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Lesser Performing Underlying.

t    You are willing to accept the individual market risk of each Underlying and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.

t    You believe the level of each Underlying is likely to close at or above its Digital Barrier (which is equal to its Downside Threshold) on the Final Valuation Date and will not increase by a greater percentage than the Digital Return over the term of the Notes.

t    You understand and accept that you will not participate in any appreciation of either Underlying and your potential return is limited to the Digital Return.

t    You would be willing to invest in the Notes if the Digital Return were set equal to the minimum Digital Return indicated on the cover hereof (the actual Digital Return will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, the minimum Digital Return indicated on the cover hereof).

t    You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

t    You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlyings.

t    You are willing and able to hold the Notes to maturity.

t    You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Notes LLC, which we refer to as JPMS, is willing to trade the Notes.

t    You understand and accept the risks associated with the Underlyings.

t    You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t    You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

t    You require an investment designed to provide a full return of principal at maturity.

t    You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Lesser Performing Underlying.

t    You are unwilling to accept the individual market risk of each Underlying or do not understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.

t    You believe the level of either Underlying is unlikely to close at or above its Digital Barrier (which is equal to its Downside Threshold) on the Final Valuation Date or will increase by a greater percentage than the Digital Return over the term of the Notes.

t    You seek an investment that participates in any appreciation of either or both of the Underlyings or that has unlimited return potential.

t    You would be unwilling to invest in the Notes if the Digital Return were set equal to the minimum Digital Return indicated on the cover hereof (the actual Digital Return will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, the minimum Digital Return indicated on the cover hereof).

t    You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

t    You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the Underlyings.

t    You are unwilling or unable to hold the Notes to maturity or seek an investment for which there will be an active secondary market.

t    You do not understand or accept the risks associated with the Underlyings.

t    You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Notes. For more information on the Underlyings, please see the sections titled “The Dow Jones Industrial AverageTM” and “The NASDAQ-100 Index®” below.

Indicative Terms
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Principal Amount:	$10.00 per Note. The payment at maturity will be based on the principal amount.
Underlyings:	Dow Jones Industrial AverageTM NASDAQ-100 Index®
Term1:	Approximately 14 months
Payment at Maturity (per $10 principal amount Note):

If the Final Value of each Underlying is greater than or equal to its Digital Barrier (which is equal to its Downside Threshold), JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Note equal to:

$10.00 + ($10.00 × Digital Return)

If the Final Value of either Underlying is less than its Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Note equal to:

$10.00 + ($10.00 × Lesser Performing Underlying Return)

In this scenario, you will be exposed to the decline of the Lesser Performing Underlying and you will lose some or all of your principal amount in an amount proportionate to the negative Lesser Performing Underlying Return.

Underlying Return:	With respect to each Underlying: (Final Value – Initial Value) Initial Value
Lesser Performing Underlying:	The Underlying with the lower Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Returns of the Underlyings
Digital Return:	At least 14.85%. The actual Digital Return will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, 14.85%.
Initial Value:	With respect to each Underlying, the closing level of that Underlying on April 23, 2020, as specified on the cover of this pricing supplement. The Initial Value of each Underlying is not the closing level of that Underlying on the Trade Date.
Final Value:	With respect to each Underlying, the closing level of that Underlying on the Final Valuation Date
Digital Barrier[2]:	With respect to each Underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
Downside Threshold[2]:	With respect to each Underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
[1] See footnote 1 under “Key Dates” on the front cover [2] Rounded to two decimal places for the Dow Jones Industrial AverageTM and rounded to three decimal places for the NASDAQ-100 Index®
Investment Timeline

April 23, 2020	The closing level of each Underlying (Initial Value) is observed. The Digital Barrier and Downside Threshold of each Underlying are determined.

Trade Date (April 24, 2020)	The Digital Return is finalized.

Maturity Date

The Final Value of the Lesser Performing Underlying and the Lesser Performing Underlying Return are determined.

If the Final Value of each Underlying is greater than or equal to its Digital Barrier (which is equal to its Downside Threshold), JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Note equal to:

$10.00 + ($10.00 × Digital Return)

If the Final Value of either Underlying is less than its Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Note equal to:

$10.00 + ($10.00 × Lesser Performing Underlying Return)

Under these circumstances, you will be exposed to the decline of the Lesser Performing Underlying and you will lose some or all of your principal amount.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING AND ANY DECLINE IN THE LEVEL OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE LEVEL OF THE OTHER UNDERLYING. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations.  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued  prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes.  You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

Withholding under legislation commonly referred to as “FATCA” may (if the Notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a Note, although under regulations proposed in 2018 (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest).  You should consult your tax adviser regarding the potential application of FATCA to the Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in either or both of the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes. We will pay you the principal amount of your Notes in cash only if the Final Value of each Underlying has not declined below its Downside Threshold. If the Final Value of either Underlying is less than its Downside Threshold, you will be exposed to the full decline of the Lesser Performing Underlying and will lose some or all of your principal amount in an amount proportionate to the negative Lesser Performing Underlying Return. Accordingly, you could lose up to your entire principal amount.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes. If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
t	The Appreciation Potential of the Notes Is Limited by the Digital Return — The appreciation potential of the Notes is limited by the Digital Return. If the Final Value of each Underlying is greater than or equal to its Digital Barrier, at maturity we will repay your principal amount, plus a return equal to the Digital Return, regardless of any appreciation of either Underlying. Accordingly, the appreciation potential of the Notes will be limited by the Digital Return even if the Underlying Return of each Underlying is greater than the Digital Return.
t	Because the Notes Are Linked to the Lesser Performing Underlying, You Are Exposed to Greater Risks of Sustaining a Significant Loss on Your Investment at Maturity Than If the Notes Were Linked to a Single Underlying — The risk that you will lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying. With two Underlyings, it is more likely that the closing level of either Underlying will be less than its Digital Barrier and Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will not receive the Digital Return and will suffer a significant loss on your investment at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated.

The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Digital Barrier and Downside Threshold on the Final Valuation Date.  Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Digital Return is determined, in part, based on the correlation of the Underlyings’ performance, as calculated using internal models of our affiliates at the time when the terms of the Notes are finalized.  A higher Digital Return is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss of principal at maturity.  The correlation referenced in setting the terms of the Notes is calculated using internal models of our affiliates and is not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below.  In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

t	You Are Exposed to the Risk of Decline in the Level of Each Underlying — Your return on the Notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. Your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to either of the Underlyings. In addition, the performance of the Underlyings may not be correlated. Poor performance by either of the Underlyings over the term of the Notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the value of each Underlying.
t	Your Payment at Maturity Will Be Determined By the Lesser Performing Underlying — Because the payment at maturity will be determined based on the performance of the Lesser Performing Underlying, you will not benefit from the performance of the other Underlying. Accordingly, if the Final Value of either Underlying is less than its Downside Threshold, you will lose some or all of your principal amount at maturity, even if the Final Value of the other Underlying is greater than or equal to its Initial Value.

t	The Digital Return Applies Only If You Hold the Notes to Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Digital Return or the Notes themselves, and the return you realize may be less than the Lesser Performing Underlying’s return, even if that return is positive. You can receive the full benefit of the Digital Return from JPMorgan Financial only if you hold your Notes to maturity.
t	The Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing level of each Underlying is above its Downside Threshold. If you hold the Notes to maturity, JPMorgan Financial will repay your principal amount as long as the Final Value of each Underlying is not below its Downside Threshold. However, if the Final Value of either Underlying is less than its Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the level of the Lesser Performing Underlying from its Initial Value to its Final Value. The contingent repayment of principal based on whether the Final Value of the Lesser Performing Underlying is below its Downside Threshold applies only if you hold your Notes to maturity.
t	Your Ability to Receive the Digital Return May Terminate on the Final Valuation Date — If the Final Value of either Underlying is less than its Digital Barrier (which is equal to its Downside Threshold), you will not be entitled to receive the Digital Return on the Notes. Under these circumstances, you will lose some or all of your principal amount in an amount proportionate to the negative Lesser Performing Underlying Return.
t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Notes.
t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	The Probability That the Final Value of Either Underlying Will Fall Below Its Downside Threshold on the Final Valuation Date Will Depend on the Volatility of that Underlying — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. Greater expected volatility with respect to an Underlying reflects a higher expectation as of the Trade Date that an Underlying could close below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. However, an Underlying’s volatility can change significantly over the term of the Notes. The level of an Underlying could fall sharply, which could result in a significant loss of principal.
t	The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes will exceed the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances.  See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.  Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.  See “— Lack of Liquidity” below.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the levels of the Underlyings;
t	the time to maturity of the Notes;
t	the dividend rates on the equity securities included in the Underlyings;
t	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

t	Investing in the Notes Is Not Equivalent to Investing in the Stocks Composing the Underlyings — Investing in the Notes is not equivalent to investing in the stocks included in the Underlyings. As an investor in the Notes, you will not have any ownership interest or rights in the stocks included in the Underlyings, such as voting rights, dividend payments or other distributions.
t	We Cannot Control Actions by the Sponsor of Either Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of either Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of that Underlying. The sponsor of each Underlying is not involved in this Note offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.
t	Your Return on the Notes Will Not Reflect Dividends on the Stocks Composing the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned the stocks included in the Underlyings and received the dividends on the stocks included in the Underlyings. This is because the calculation agent will calculate the amount payable to you at maturity of the Notes by reference to the closing level of each Underlying on the Final Valuation Date, without taking into consideration the value of dividends on the stock included in that Underlying.
t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlyings and could affect the level of an Underlying, and therefore the market value of the Notes.
t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.
t	Potential JPMorgan Financial Impact on the Level of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of an Underlying may adversely affect the level of that Underlying and, therefore, the market value of the Notes.
t	The Final Terms and Valuation of the Notes Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Notes and the Digital Return will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Notes based on the minimums for the estimated value of the Notes and the Digital Return.

Risks Relating to the Underlyings

t	JPMorgan Chase & Co. Is Currently One of the Companies that Make Up the Dow Jones Industrial AverageTM — JPMorgan Chase & Co. is currently one of the companies that make up the Dow Jones Industrial AverageTM. JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the Dow Jones Industrial AverageTM and the Notes.
t	Non-U.S. Securities Risk with Respect to the NASDAQ-100 Index® — Some of the equity securities included in the NASDAQ-100 Index® have been issued by non-U.S. companies. Investments in securities linked to the value of non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of non-U.S. equity securities may be adversely affected by political, economic, financial and social factors in the home countries of the issuers of the non-U.S. companies, including changes in those countries’ government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

Hypothetical Examples and Return Table

Hypothetical terms only.  Actual terms may vary.  See the cover page for actual offering terms.

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 principal amount Note for a hypothetical range of Lesser Performing Underlying Returns from -100.00% to +100.00% on an offering of the Notes linked to two hypothetical Underlyings, and assume a hypothetical Initial Value for the Lesser Performing Underlying of 100, a hypothetical Digital Barrier of the Lesser Performing Underlying of 90, a hypothetical Downside Threshold of the Lesser Performing Underlying of 90 and a hypothetical Digital Return of 5.00%.  The hypothetical Initial Value for the Lesser Performing Underlying of 100 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value for either Underlying.  The actual Initial Value of each Underlying is based on the closing level of that Underlying on April 23, 2020 and is specified on the cover of this pricing supplement.  For historical data regarding the actual closing levels of the Underlyings, please see the historical information set forth under the sections titled “The Dow Jones Industrial AverageTM” and “The NASDAQ-100 Index®” below.  The actual Digital Barrier and Downside Threshold of each Underlying are specified on the cover of this pricing supplement.  The actual Digital Return will be finalized on the Trade Date and provided in the pricing supplement.  The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Notes, including the Initial Value, the Digital Barrier and the Downside Threshold of each Underlying and the Digital Return to be finalized on the Trade Date and provided in the pricing supplement and the Final Value of each Underlying on the Final Valuation Date. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Value of the Lesser Performing Underlying	Lesser Performing Underlying Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
200.00	100.00%	$10.500	5.00%
190.00	90.00%	$10.500	5.00%
180.00	80.00%	$10.500	5.00%
170.00	70.00%	$10.500	5.00%
160.00	60.00%	$10.500	5.00%
150.00	50.00%	$10.500	5.00%
140.00	40.00%	$10.500	5.00%
130.00	30.00%	$10.500	5.00%
120.00	20.00%	$10.500	5.00%
110.00	10.00%	$10.500	5.00%
105.00	5.00%	$10.500	5.00%
102.50	2.50%	$10.500	5.00%
100.00	0.00%	$10.500	5.00%
95.00	-5.00%	$10.500	5.00%
90.00	-10.00%	$10.500	5.00%
89.99	-10.01%	$8.999	-10.01%
80.00	-20.00%	$8.000	-20.00%
70.00	-30.00%	$7.000	-30.00%
60.00	-40.00%	$6.000	-40.00%
50.00	-50.00%	$5.000	-50.00%
40.00	-60.00%	$4.000	-60.00%
30.00	-70.00%	$3.000	-70.00%
20.00	-80.00%	$2.000	-80.00%
10.00	-90.00%	$1.000	-90.00%
0.00	-100.00%	$0.000	-100.00%

Example 1 — The level of the Lesser Performing Underlying increases by 2.50% from the Initial Value of 100 to the Final Value of 102.50.
Because the Final Value of the Lesser Performing Underlying is greater than or equal to its Digital Barrier (which is equal to its Downside Threshold), at maturity, JPMorgan Financial will pay you your principal amount plus a return equal to the Digital Return, regardless of the appreciation of the Underlyings, resulting in a payment at maturity of $10.50 per $10 principal amount Note, calculated as follows:

$10.00 + ($10.00 × the Digital Return)
$10.00 + ($10.00 × 5.00%) = $10.50

Example 2 — The level of the Lesser Performing Underlying increases by 10% from the Initial Value of 100 to the Final Value of 110.
Because the Final Value of the Lesser Performing Underlying is greater than or equal to its Digital Barrier (which is equal to its Downside Threshold) and although the Lesser Performing Underlying Return of 10% is greater than the Digital Return of 5.00%, at maturity, JPMorgan Financial will pay you your principal amount plus a return equal to only the Digital Return, regardless of the appreciation of either Underlying, resulting in a payment at maturity of $10.50 per $10 principal amount Note, calculated as follows:

$10.00 + ($10.00 × the Digital Return)
$10.00 + ($10.00 × 5.00%) = $10.50

Example 3 — The level of the Lesser Performing Underlying decreases by 5% from the Initial Value of 100 to the Final Value of 95.
Even though the level of the Lesser Performing Underlying has declined, because the Final Value of the Lesser Performing Underlying is greater than or equal to its Digital Barrier (which is equal to its Downside Threshold), at maturity, JPMorgan Financial will pay you your principal amount plus a return equal to the Digital Return of 5.00%, resulting in a payment at maturity of $10.50 per $10 principal amount Note, calculated as follows:

$10.00 + ($10.00 × the Digital Return)
$10.00 + ($10.00 × 5.00%) = $10.50

Example 4 — The level of the Lesser Performing Underlying decreases by 60% from the Initial Value of 100 to the Final Value of 40.
Because the Final Value of the Lesser Performing Underlying is less than its Downside Threshold and the Lesser Performing Underlying Return is -60%, at maturity, JPMorgan Financial will pay you a payment at maturity of $4.00 per $10 principal amount Note, calculated as follows:

$10.00 + ($10.00 × Lesser Performing Underlying Return)
$10.00 + ($10.00 × -60%) = $4.00

If the Final Value of the Lesser Performing Underlying is less than the Downside Threshold, investors will be exposed to the negative Lesser Performing Underlying Return at maturity, resulting in a loss of principal that is proportionate to the Lesser Performing Underlying’s decline from its Initial Value to its Final Value.  Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlyings

Included on the following pages is a brief description of the Underlyings.  This information has been obtained from publicly available sources, without independent verification.  Set forth below is a table that provides the quarterly high and low closing levels of each Underlying.  This information given below is for the four calendar quarters in each of 2014, 2015, 2016, 2017 and 2018 and the first calendar quarter of 2019.  Partial data is provided for the second calendar quarter of 2019.  We obtained the closing levels information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  You should not take the historical levels of either Underlying as an indication of future performance.

The Dow Jones Industrial AverageTM

The Dow Jones Industrial AverageTM consists of 30 common stocks chosen as representative of the broad market of U.S. industry.  For additional information about the Dow Jones Industrial AverageTM, see the information set forth under “Equity Index Descriptions — The Dow Jones Industrial AverageTM” in the accompanying underlying supplement.

Historical Information Regarding the Dow Jones Industrial AverageTM

The following table sets forth the quarterly high and low closing levels of the Dow Jones Industrial AverageTM, based on daily closing levels of the Dow Jones Industrial AverageTM as reported by Bloomberg, without independent verification.  The closing level of the Dow Jones Industrial AverageTM on April 23, 2020 was 23,515.26.  We obtained the closing levels of the Dow Jones Industrial AverageTM above and below from Bloomberg, without independent verification.  You should not take the historical levels of the Dow Jones Industrial AverageTM as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2015	3/31/2015	18,288.63	17,164.95	17,776.12
4/1/2015	6/30/2015	18,312.39	17,596.35	17,619.51
7/1/2015	9/30/2015	18,120.25	15,666.44	16,284.70
10/1/2015	12/31/2015	17,918.15	16,272.01	17,425.03
1/1/2016	3/31/2016	17,716.66	15,660.18	17,685.09
4/1/2016	6/30/2016	18,096.27	17,140.24	17,929.99
7/1/2016	9/30/2016	18,636.05	17,840.62	18,308.15
10/1/2016	12/31/2016	19,974.62	17,888.28	19,762.60
1/1/2017	3/31/2017	21,115.55	19,732.40	20,663.22
4/1/2017	6/30/2017	21,528.99	20,404.49	21,349.63
7/1/2017	9/30/2017	22,412.59	21,320.04	22,405.09
10/1/2017	12/31/2017	24,837.51	22,557.60	24,719.22
1/1/2018	3/31/2018	26,616.71	23,533.20	24,103.11
4/1/2018	6/30/2018	25,322.31	23,644.19	24,271.41
7/1/2018	9/30/2018	26,743.50	24,174.82	26,458.31
10/1/2018	12/31/2018	26,828.39	21,792.20	23,327.46
1/1/2019	3/31/2019	26,091.95	22,686.22	25,928.68
4/1/2019	6/30/2019	26,753.17	24,815.04	26,599.96
7/1/2019	9/30/2019	27,359.16	25,479.42	26,916.83
10/1/2019	12/31/2019	28,645.26	26,078.62	28,538.44
1/1/2020	3/31/2020	29,551.42	18,591.93	21,917.16
4/1/2020	4/23/2020*	24,242.49	20,943.51	23,515.26

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2020 includes data for the period from April 1, 2020 through April 23, 2020. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2020.

The graph below illustrates the daily performance of the Dow Jones Industrial AverageTM from January 4, 2010 through April 23, 2020, based on information from Bloomberg, without independent verification.  The dotted line represents the Digital Barrier and Downside Threshold of 16,460.68, equal to 70% of the closing level of the Dow Jones Industrial AverageTM on April 23, 2020.

Past performance of the Dow Jones Industrial AverageTM is not indicative of the future performance of the Dow Jones Industrial AverageTM.

The NASDAQ-100 Index®

The NASDAQ-100 Index® is a modified market capitalization-weighted index of 100 of the largest non-financial securities listed on The NASDAQ Stock Market based on market capitalization.  For additional information about the NASDAQ-100 Index®, see the information set forth under “Equity Index Descriptions — The NASDAQ-100 Index®” in the accompanying underlying supplement.

Historical Information Regarding the NASDAQ-100 Index®

The following table sets forth the quarterly high and low closing levels of the NASDAQ-100 Index®, based on daily closing levels of the NASDAQ-100 Index® as reported by Bloomberg, without independent verification.  The closing level of the NASDAQ-100 Index® on April 23, 2020 was 8,641.497.  We obtained the closing levels of the NASDAQ-100 Index® above and below from Bloomberg, without independent verification.  You should not take the historical levels of the NASDAQ-100 Index® as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2015	3/31/2015	4,483.049	4,089.648	4,333.688
4/1/2015	6/30/2015	4,548.740	4,311.257	4,396.761
7/1/2015	9/30/2015	4,679.675	4,016.324	4,181.060
10/1/2015	12/31/2015	4,719.053	4,192.963	4,593.271
1/1/2016	3/31/2016	4,497.857	3,947.804	4,483.655
4/1/2016	6/30/2016	4,565.421	4,201.055	4,417.699
7/1/2016	9/30/2016	4,891.363	4,410.747	4,875.697
10/1/2016	12/31/2016	4,965.808	4,660.457	4,863.620
1/1/2017	3/31/2017	5,439.742	4,911.333	5,436.232
4/1/2017	6/30/2017	5,885.296	5,353.586	5,646.917
7/1/2017	9/30/2017	6,004.380	5,596.956	5,979.298
10/1/2017	12/31/2017	6,513.269	5,981.918	6,396.422
1/1/2018	3/31/2018	7,131.121	6,306.100	6,581.126
4/1/2018	6/30/2018	7,280.705	6,390.837	7,040.802
7/1/2018	9/30/2018	7,660.180	7,014.554	7,627.650
10/1/2018	12/31/2018	7,645.453	5,899.354	6,329.964
1/1/2019	3/31/2019	7,493.270	6,147.128	7,378.771
4/1/2019	6/30/2019	7,845.729	6,978.018	7,671.075
7/1/2019	9/30/2019	8,016.953	7,415.691	7,749.449
10/1/2019	12/31/2019	8,778.313	7,550.786	8,733.073
1/1/2020	3/31/2020	9,718.727	6,994.291	7,813.499
4/1/2020	4/23/2020*	8,832.414	7,486.287	8,641.497

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2020 includes data for the period from April 1, 2020 through April 23, 2020. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2020.

The graph below illustrates the daily performance of the NASDAQ-100 Index® from January 4, 2010 through April 23, 2020, based on information from Bloomberg, without independent verification.  The dotted line represents the Digital Barrier and Downside Threshold of 6,049.048, equal to 70% of the closing level of the NASDAQ-100 Index® on April 23, 2020.

Past performance of the NASDAQ-100 Index® is not indicative of the future performance of the NASDAQ-100 Index®.

Correlation of the Underlyings

The graph below illustrates the daily performance of the Dow Jones Industrial AverageTM and the NASDAQ-100 Index® from January 4, 2010 through April 23, 2020.  For comparison purposes, each Underlying has been normalized to have a closing level of 100.00 on January 4, 2010 by dividing the closing level of that Underlying on each day by the closing level of that Underlying on January 4, 2010 and multiplying by 100.00.  We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

Past performance of the Underlyings is not indicative of the future performance of the Underlyings.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction.  The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are.  The graph above illustrates the historical performance of each Underlying relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlying has historically been to the other Underlying.

The lower (or more negative) the correlation between the Underlyings, the less likely it is that the Underlyings will move in the same direction and, therefore, the greater the potential for one of the Underlyings to close below its Digital Barrier and Downside Threshold on the Final Valuation Date.  This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value.  However, even if the Underlyings have a higher positive correlation, one or both of the Underlyings might close below its Digital Barrier and Downside Threshold on the Final Valuation Date, as both of the Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Digital Return is determined, in part, based on the correlation of the Underlyings’ performance calculated using internal models of our affiliates at the time when the terms of the Notes are finalized.  A higher Digital Return is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss of principal at maturity.  The correlation referenced in setting the terms of the Notes is calculated using internal models of our affiliates and is not derived from the returns of the Underlyings over the period set forth above.  In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes.  The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates.  Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. For additional information, see “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.  The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes.  See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to nine months.  The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates.  See “Key Risks — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes.  See “Hypothetical Examples and Return Table” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.